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STATE STREET CORPORATION

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PATRICK A. JORSTAD

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Editorial Contact: FOR IMMEDIATE RELEASE	Patrick Jorstad 6300 Stevenson Avenue, #413 Alexandria, VA 22304 703-370-5837 [link to external URL redacted by author] editor@shareholdersonline.org

State Street Shareholder Expresses Concerns Over Sloppy Recordkeeping,
Says Directors Should Spend More on Compliance Controls, Less on Senior Executive Bonuses

ALEXANDRIA, VIRGINIA, September 5, 2006 --- The shareholders of State Street are losing money due to sloppy recordkeeping, according to Patrick Jorstad, a State Street shareholder who is seeking to call a Special Meeting of the Corporation's shareholders in October.

Mr. Jorstad, who was ejected from the 2006 Annual Meeting on the explicit orders of CEO Ronald E. Logue while the "independent" Directors sat by and did nothing, points to several examples where sloppy recordkeeping has cost the Corporation's clients and/or shareholders.

Emblad Class Action Alleged Poor Recordkeeping by State Street Funds,
Raises Questions About "Independent" Directors' Oversight and Supervision, Says Jorstad

Jorstad cites the case of Emblad v. Logue, et al., which was filed in the U.S. District Court for the District of Massachusetts last year. In that case, David Emblad alleged that certain of the State Street Funds failed to participate in class action settlements to recover money owed to the Funds' shareholders. The Emblad Complaint alleged that the Funds failed to fill out "a short form called a Proof of Claim," thereby depriving State Street Fund shareholders of their pro rata share of the lost proceeds.

"Here's a case where the Corporation's Directors were named personally and charged with breaches of fiduciary duties, and yet the Legal Proceedings section of State Street's quarterly SEC filings didn't let the owners know about it," says Jorstad.

"The Complaint was filed in January 2005, the Corporation's Answer was due in February, and then a voluntary dismissal shows up on the docket in March, instead of an Answer. Then, in May of 2005, the Plaintiffs' law firm filed a change of address with the Court, moving their offices from Saugus, Massachusetts to 60 State Street (37th floor), in Boston's much-pricier Financial District."

"In July of this year, the Plaintiffs' law firm filed another change of address, showing that they've now taken up residence in the old State Street Bank building, at 225 Franklin Street, right in the heart of the Financial District. I don't know what inference others draw from that, but I'd say that the Plaintiffs' law firm made out pretty well to be able to make that kind of an upgrade to their office space. Did the Corporation's shareholders foot the bill for that? Or did the Directors invoke their insurance coverage? Did the Corporation sub-let space in the old headquarters building at a discount to the Plaintiffs' law firm? These are the sorts of questions that a CEO should be able to answer at a shareholders' meeting, I think, instead of losing his temper and having owners arrested and ejected."

Jorstad notes that he has obtained the filings in the Emblad suit, and can provide them electronically to any interested party.

"If the allegations of the Emblad lawsuit were that cut and dry, then it raises serious questions about the State Street Directors' oversight of the Funds' management."

It also raises concerns about lost fee revenue, Jorstad says: "Since many contracts with State Street's clients now have a performance-based component, I'd like to know whether this alleged sloppy recordkeeping deprived State Street's owners of additional, performance-based fees. For example, if a client's contract with State Street specified a certain performance target, and State Street's fund managers just barely failed to achieve the target, then the recovery of those additional moneys - by filling out the simple Proof of Claim forms - could have made the difference in inches that would have scored the touchdown," Jorstad notes.

Jorstad expressed his concerns about the Directors' oversight of the SSgA Funds in general. "For years now, the Directors have been aware that one of the Funds' trustees, Steven J. Mastrovich, received a public reprimand for his legal practices. Why is he still a trustee? Are there no other suitable candidates?"

The public record of that reprimand, stemming from Mr. Mastrovich's practice before a Federal judge in Boston, is available on the Massachusetts Bar Board of Overseers' website, Jorstad says.

NASD Fine for Poor Recordkeeping and Reporting Also Troubling

Last year, the NASD levied its largest fine ever for fixed income reporting violations against State Street Global Markets. The NASD cited State Street for "failing to report thousands of corporate bond trades to NASD's Trade Reporting and Compliance Engine (TRACE) and hundreds of municipal bond trades to the Municipal Securities Rulemaking Board (MSRB) over a 17-month period. NASD also cited State Street Global for supervisory deficiencies relating to corporate and municipal bond trade reporting." NASD Fines State Street Global Markets Record $1.4 Million For Corporate and Municipal Bond Trade Reporting Violations: Fine is Largest to Date for Fixed Income Trade Reporting Violations, press release on the NASD website dated November 22, 2005.

"I wanted to ask Mr. Logue about the NASD fine, and about the Japan market penalty, both of which happened in the months leading up to the 2006 Annual Meeting, on his watch," says Jorstad. "But Mr. Logue apparently has a different view on the purpose of a shareholders' meeting than I do. I think such meetings are not supposed to be a pro forma exercise. They're not quaint, vestigial holdovers from a bygone era. They're supposed to be a chance for the owners to hold their representatives on the board, and the hired help in executive management, to account for their stewardship of our investment."

"State Street's shareholders, clients, and counterparties should be able to trust that State Street's recordkeeping and reporting practices are beyond reproach," says Jorstad. "When reports like the record-setting NASD fine arise, owners should not have to worry that questioning the hired help will get them arrested or ejected."

Poor Recordkeeping Even Affects Disclosure of Senior Executive Compensation

Last year, the Corporation even had to file an amended proxy filing, because Mr. Logue's full compensation package was not disclosed in its earlier filing, Jorstad notes.

Did Mr. Logue bear the cost of sending out that correction, or did the shareholders? "That's one of the questions I would like to ask the next Chair of State Street's Board of Directors," Jorstad says.

Concerns About Compliance Regime at State Street Date Back Many Years, Says Jorstad

Mr. Jorstad says that concerns over compliance at State Street are nothing new.

"In 1999, I wrote to the Directors at the time (some of whom are still sitting on our Board) to make them aware of a certain memo. That memo, written by the former Vice Chairman of State Street, and former head of SSgA, instructed a former compliance officer to destroy a memo she had written, in which she had expressed serious concerns over improperly licensed personnel handling client accounts. The Directors thumbed their noses at my letters, and elevated the Vice Chairman to their ranks as a Director."

The memo in question is available to interested parties electronically upon request, says Jorstad.

It reads, in relevant part: "Any memo like this should be marked CONFIDENTIAL so as to avoid discovery," and "destroy any record of this memo."

"Is that how we want to treat clients and counterparties?" Jorstad asks. "I think for the fees the Corporation receives, we should have a top-rate compliance program, which encourages discovery and prompt remediation of problems like the one that the former compliance officer was trying to point out. With State Street among the top proponents of privatizing Social Security, the Company's recordkeeping, compliance, and reporting regimes must be beyond reproach if we ever hope to enjoy those management fees someday."

"Imagine that that memo bore Ken Lay's or Bernie Ebbers' signature, telling a corporate officer to destroy a memo, and mark future such memos as CONFIDENTIAL to avoid discovery in legal proceedings," says Jorstad, "and then imagine what a jury would likely infer from that."

Poor Recordkeeping Practices Raise Concerns About the
Whereabouts of the Videotape of 2000 Annual Meeting, Says Jorstad

Citing the examples above, Jorstad remarks: "I am worried that the Corporation's independent Directors may have lost or misplaced the videotape of the 2000 Annual Meeting. At that meeting, I was barred from speaking in favor of my shareholder proposal by the former Chairman. Since then, the Corporation has refused to turn this corporate record over. When I sued to try to get it, the Corporation's self-dealing law firm invoked the automatic stay on discovery, arguing that I was not entitled to it. That videotape is like instant replay footage, with one team refusing to let the officials on the field see it. Imagine that Bernie Ebbers or Ken Lay had their attorneys fighting tooth, nail, and claw to keep a videotape of their conduct out of the courtroom. What inference would you draw?"

Jorstad notes that the law firm in question is Ropes & Gray, and that a partner of Ropes & Gray sat on State Street's Board for more than thirty years, ending with Truman Snell Casner's retirement at the 2006 Annual Meeting. "So, the shareholders have been footing the bill for Ropes & Gray to defend the conduct of one of their own," Jorstad contends. "This is just one of the many reasons why I believe it is never a good idea for a party affiliated with a service provider, such as an audit firm or law firm, to sit on a corporate board."

Jorstad notes that the SEC Staff, in Exchange Act Release 12999, requires proponents of Rule 14a-8 shareholder proposals to be present. The Release says that requiring the proponent to be present or represented at the meeting: "provides some degree of assurance that the proposal not only will be presented for action at the meeting (management has no responsibility to do so), but also that someone will be present to knowledgeably discuss the matter proposed for action and answer any questions which may arise from the shareholders attending the meeting."

Jorstad adds: "Mr. Logue's actions at the 2006 Annual Meeting interfered with my ability to field questions from other shareholders. He ejected me during consideration of my Rule 14a-8 proposal, and before my other two proposals were considered. The videotape of the 2000 Annual Meeting - the first year I filed shareholder proposals - and Mr. Logue's conduct at this year's meeting bookend an era in which the supposedly independent Directors have stood by and allowed a pattern and practice of oppressive conduct to go on."

Jorstad concludes: "As the corporate governance scandals at Enron, Global Crossing, WorldCom, and elsewhere illustrate, this sort of he-man management style, unchecked by a vigilant and diligent board of directors, can lead to serious problems down the road. The Directors of State Street Corporation haven't even bothered to acknowledge or answer my letters of August 2006, pertaining to the Proposed Special Meeting."

"Maybe those records got lost, too," Jorstad muses.

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Important Information: Patrick A. Jorstad plans to file a proxy statement with the Securities and Exchange Commission relating to a solicitation of proxies from the stockholders of State Street Corporation in connection with a Proposed Special Meeting of Stockholders, if that Special Meeting is called as proposed. State Street's annual meeting ordinarily takes place the third Wednesday of April each year. SECURITY HOLDERS ARE ADVISED TO READ THAT PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The proxy statement, along with any other relevant documents that are filed, will be available for free at the SEC's website, www.sec.gov. Mr. Jorstad is the beneficial owner of approximately 331 shares of State Street's common stock, as of August 25, 2006.